Exhibit 5.1

14th March, 2013

Matter No.: 704545

Doc Ref: 2838487

Tel. No.: +1 345-814-7761

E-mail: Olivaire.Watler@conyersdill.com

Consolidated Water Co. Ltd.
Regatta Office Park

Windward Three, 4th Floor
West Bay Road
Grand Cayman KY1-1102,

Cayman Islands

Dear Sirs,

Re: Registration Statement on Form S-8

Consolidated Water Co. Ltd. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about 14th March, 2013 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of 35,000 of the Company’s ordinary shares of CI$0.50 (approx. US$0.60) par value (“Ordinary Shares”), issuable on the exercise of grants pursuant to the Company’s Employee Share Option Plan, 1,500,000 Ordinary Shares issuable on the exercise of grants pursuant to the Company’s 2008 Equity Incentive Plan (the Employee Share Option Plan and the 2008 Equity Incentive Plan being together referred to in this opinion as the “Plans”, which terms do not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), and the related stock purchase rights (the “Rights”) issuable pursuant to the Option Deed dated as of August 6, 1997 and as amended on August 8, 2005, September 27, 2005 and May 30, 2007 (the “Option Deed”), between the Company and American Stock Transfer & Trust Company.

For the purposes of giving this opinion, we have examined a copy of the Registration Statement, the Plans and the Option Deed. We have also reviewed the memorandum and articles of association of the Company, each certified by the Secretary of the Company on 11th March, 2013, a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 13th March, 2013 (the “Certificate Date”), minutes of a meeting of the board of directors held on 30th July, 1997, 22nd May 2001, 5th and 6th March, 2007 and 30th November 2007, the written resolutions of the board of directors dated 9th September, 2005 , the written resolutions of the board of directors dated 14th March, 2013 together with extract of the minutes of a meeting of a sub-committee of the board of directors held on 6th August, 1997 (the “Board Resolutions”) and the minutes of a meeting of the shareholders of the Company on 14th May 2008 (the “Shareholders Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plans and other documents reviewed by us, (d) that the Board Resolutions and the Shareholders Resolutions were passed at one or more duly convened, constituted and quorate meetings, remain in full force and effect and have not been rescinded or amended, (e) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein, (f) that upon issue of any Ordinary Shares by the Company, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, and (g) that on the date of issuance of any award under the Plans, the Company will be able to pay its liabilities as they become due.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purpose of the filing of the Registration Statement and the offering of the Ordinary Shares and Rights by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.	As at the Certificate Date, the Company is duly incorporated and existing under the laws of the Cayman Islands in good standing (meaning solely that it has not failed to make any filing with any Cayman Islands government authority or to pay any Cayman Islands government fee which would make it liable to be struck off by the Registrar of Companies and thereby cease to exist under the laws of the Cayman Islands).

2.	When issued as contemplated by the Registration Statement and the Plans, the Ordinary Shares will be duly and validly authorised and legally and validly issued. When paid for in accordance with the Plans, the Ordinary Shares will be fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

3.	When issued as contemplated by the Registration Statement and the Plans, the Rights that accompany such Ordinary Shares will be duly and validly authorised and legally and validly issued.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited

Conyers Dill & Pearman (Cayman) Limited

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